Exhibit 10.4
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made and entered into by and between Bayou City Exploration, Inc., a Nevada Corporation (hereinafter “COMPANY”) with offices located at 10777 Westheimer, Suite 170, Houston, Texas 77142 and Bart Birdsall (hereinafter “CONSULTANT”) whose address is P.O. Box 90733, Houston, Texas 77290. COMPANY and CONSULTANT are sometimes hereinafter referred to, individually, as “Party” and, collectively, as the “Parties”.
WHEREAS, COMPANY has requested CONSULTANT to perform certain services as herein set forth and CONSULTANT has agreed to perform such services subject to the terms of this Agreement; and
NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, CONSULTANT and COMPANY hereby agree as follows:
1. DESCRIPTION OF SERVICES
COMPANY hereby retains CONSULTANT to provide consulting services to evaluate subsurface geological and 3-D geophysical data and other data in areas which are interest to the COMPANY to identify drilling opportunities prospective of hydrocarbon reserves (the “Prospect/s”) for the COMPANY and shall perform such other related services included but not limited to the marketing of Prospects identified, to third parties (the “Services”). In addition CONSULTANT agrees to function as Exploration Project Manager of Projects designated by COMPANY and will direct the activities of other Exploration consultants engaged in the generation of Prospects for the COMPANY. In this capacity CONSULTANT will report directly to the President of COMPANY.
2. STANDARD OF SERVICES
The CONSULTANT shall have complete control over the details in which the Services are performed subject to the satisfactory completion of the Services. CONSULTANT shall be free to determine the hours in the day during which it will perform the Services, provided to the extent possible CONSULTANT will be available to COMPANY as scheduled business hours of COMPANY. CONSULTANT agrees that he will not, during the term of this Agreement, do any work, perform any services, or serve as a consultant for a third party where those activities would, in the reasonable judgment of COMPANY create a conflict of interest with his activities, duties, obligations, and responsibilities as set forth in this Agreement.
3. COMPENSATION
CONSULTANT will be paid cash compensation in the amount of Seven Hundred Dollars ($700) per day. CONSULTANT agrees to submit an invoice for cash compensation plus all approved expenses in two week increments beginning at the completion of the initial two week period in this Agreement. For each Prospect accepted by COMPANY, COMPANY will define an Area of Mutual Interest (the “AMI”). CONSULTANT shall be assigned a one per cent (1%) overriding royalty interest proportionately reduced to the net mineral interest acquired in each Oil and Gas Lease within the AMI. The provisions of this Article 3 will survive the expiration of this Agreement.
4. INDEPENDENT CONTRACTORS
It is understood and agreed that for the purposes of this Agreement that for all services which have been or will be provided hereunder, CONSULTANT shall be, and shall be deemed to be, an independent contractor. CONSULTANT shall have no authority to made any statements, representations or commitments of any kind, or to take any action that shall be binding on COMPANY except as provided for herein or authorized in writing by COMPANY. CONSULTANT shall be fully responsible for all costs and liability associated with CONSULTANT including but not limited to compensation, benefits, insurance, taxes and other costs of employment. The CONSULTANT agrees to release and indemnify COMPANY from any liabilities and claims which result from the CONSULTANTS failure to comply with this Article 4. The provisions of this Article 4 will survive the expiration of this Agreement.
5. CONFIDENTIAL INFORMATION
Confidential information shall mean all information disclosed to CONSULTANT by COMPANY that related to past, present, and future exploration development and business activities, except such information as is previously known to CONSULTANT, or is publicly available. CONSULTANT shall not use or disclose to any third party any such confidential information, unless required to do so by a court of law. CONSULTANT shall comply with all known terms and conditions of the COMPANY’S third party license agreements or joint venture agreements that may apply to such confidential information. Upon COMPANY’S request or expiration of this Agreement, CONSULTANT shall return to COMPANY all written or descriptive matter, including but not limited to the geophysical data, drawings, maps, plots, computer tapes or other papers or documents which contain any such confidential information. The provisions of this Article 5 will survive the expiration of this Agreement.
6. TERM
The term of this Agreement shall commence on the effective date of this Agreement and will continue until December 31, 2009. This contract will be automatically extended for additional one (1) year terms unless at least thirty (30) days prior to the then-scheduled expiration date either Party gives written notice to the other Party that such Party elects to not extend the term of this Agreement.
7. ENTIRE AGREEMENT
This Agreement contains the entire agreement between the parties and it supersedes all prior agreements and understandings between the parties respecting the subject matter hereof. This Agreement may not be amended, changed or terminated orally by, on, or on behalf of either party.

8. GOVERNING LAW
This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas without giving effect to conflicts of laws principles. This Agreement shall be performable in Houston, Harris County, Texas and venue for any litigation to enforce a provision hereto or to construe this Agreement shall be in Houston, Harris, County, Texas.
9. NOTICES
Any notice or request herein required or committed to be given hereunder shall be given in writing at the addresses set forth below.
10. SURVIVORSHIP
The terms and provisions articles 3, 4 and 5 shall survive the termination of this Agreement, and shall remain in full force and effect thereafter, and shall be binding upon the parties hereto, and their respective representatives, successors, and authorized assigns.
11. ASSIGNMENT
This Agreement may not be assigned or delegated, in whole or in part, without the prior written consent of the other party.
12. COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.
EXECUTED EFFECTIVE THE 18th day of September, 2006.

BAYOU CITY EXPLORATION, INC.

/s/ Morris Hewitt
Morris Hewitt
President and CEO
10777 Westheimer, Suite 170
Houston, Texas 77042
Phone No.: 832-358-3900
Fax No.: 832-358-3903
Email: mhewitt@bcexploration.com

Bart Birdsall

/s/ Bart Birdsall
P.O Box 90733
Houston, Texas 77290
Phone No.: 281-793-1266
Email: bartbirdsall@hotmail.com

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